UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 14, 2017

SOLARIS POWER CELLS, INC.

(Exact name of registrant as specified in its charter)

NEVADA	000-53982	46-3386352
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2159 India Street

San Diego, CA 92101

(Address of Principal Executive Offices)

619-629-0922

(Registrant’s telephone number including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.01 Changes in Control of Registrant

On 14 June 2017 Neil Kleinman, our Chief Executive Officer and a member of our Board of Directors (“Kleinman”), purchased one million (1,000,000) shares of Series A Preferred Stock, par value $0.001 (the “Purchased Shares”) of Solaris Power Cells, Inc. (the “Company”) from Leonard Carpino, our former president and a former member of our Board of Directors (“Caprino”). Kleinman paid Caprino Six Thousand Dollars ($6,000) for the Purchased Shares in a private transaction. The Purchased Shares represented all of the Series A Preferred Stock owned by Caprino and issued by the Company, respectively. Kleinman used his own resources to fund the acquisition. There are no provisions known to us in the agreement between Kleinman and Caprino which could later result in a change in control of the Company. The foregoing descriptions of the agreement between Kleinman and Caprino do not purport to be complete.

The Purchased Shares afford the holder the right to have two thousand five hundred (2,500) votes, for each share of the Purchased Shares, on all matters required to be voted upon or consented to by the shareholders of the Company. This right results in Kleinman having two billion five hundred million (2,500,000,000) votes, which is approximately 51% of all voting power of the Company as currently issued and outstanding.

As a result of the private transaction described above, the control block of stock of this Company, represented by the Purchased Shares, has been transferred from Caprino to Kleinman, and a change of control of the Company has occurred. Ownership of the Purchased Shares gives Kleinman effective voting control on matters submitted to a shareholder vote up to and until the Purchased Shares no longer give him more than 50% of the voting power of the Company.

ITEM 8.01 Other Events.

As part of the filing of this Current Report on Form 8-K, we intend to revise, clarify and supplement our risk factors. The risk factor below should be considered together with the other risk factors described in our filings with the SEC under the Securities Exchange Act of 1934, as amended:

Our Chief Executive Officer, who is also a member of our Board of Directors, could exercise significant influence over us through his ownership of a control block of stock.

Neil Kleinman, our Chief Executive Officer and a member of our Board of Directors (“Kleinman”), is the owner of one million (1,000,000) shares (the “Preferred Shares”) of our Series A Preferred Stock (the “Series A”). The Preferred Shares represent all of the Series A shares issued by the Company. One of the rights and preferences afforded the Series A is the right to have two thousand five hundred (2,500) votes, for each share of the Series A, on all matters required to be voted upon or consented to by the shareholders of the Company. This right results in Kleinman having two billion five hundred million (2,500,000,000) votes, which is approximately 51% of all voting power of the Company as currently issued and outstanding. Kleinman is able to exert significant influence over us, including the ability to elect at least a majority of the members of our board of directors and the ability to control matters requiring board or shareholder approval. In addition, the continued existence of a control block may have the effect of making it difficult for, or may discourage or delay, a third party from seeking to acquire us, which may adversely affect the market price of our common stock. While Kleinman owes us a fiduciary duty as a Director and Chief Executive Officer of the Company, Kleinman may vote the Preferred Shares in his capacity as a shareholder in a manner inconsistent with the interests or desires of other shareholders of the Company, favoring his own interests over the interests of other shareholders.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: 29 June 2017	SOLARIS POWER CELLS, INC.

	By:	/s/ Neil Kleinman
Neil Kleinman,
Chief Executive Officer

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